Exhibit 99.01

Generation Alpha Appoints New Board Member

David Lenigas to Help Expand U.S. Operations and Explore International Expansion

CARSON, CA, February 11, 2019 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE – Generation Alpha, Inc. (OTCQB: GNAL), a vertically integrated cannabis company and technology innovator, manufacturer and distributor, is pleased to announce the appointment of international businessman and entrepreneur Mr. David Lenigas to the Board of Directors.

Mr. Lenigas has extensive experience chairing and managing companies on many international stock exchanges and has first-hand experience in the legalized medical cannabis sector, having assisted with the funding the building of operations in Canada, Europe, Australia and Jamaica.

Alan Lien, CEO of Generation Alpha, commented, “I am pleased to welcome David to the Board of Directors. David comes to us with an international entrepreneurial and capital markets background, and extensive legal cannabis experience having negotiated significant legal cannabis transaction internationally over the past few years. David’s appointment is timely, as we move forward with our Arizona operation and seek out new and exciting opportunities in the legalized U.S. market.

David Lenigas commented, “Generation Alpha has a number of excellent and very exciting businesses in the U.S. cannabis space and I am looking forward to working with Generation Alpha’s energetic and experienced team. I am confident that we can add real and significant value to shareholders very quickly with a full court press on revenue and our new Arizona facility becoming operational this year. I am excited to assist Generation Alpha with its objectives of expanding rapidly in the U.S. and will be able to provide potential new deal flow internationally where the legalized cannabis sector is gathering momentum.”

About Generation Alpha, Inc.

Generation Alpha, Inc. focuses on bringing products and solutions to commercial cannabis growers in both the medical and recreational space in legal markets across the U.S. For nearly a decade, growers have used Generation Alpha’s lighting solutions to increase yield, lower costs and grow better to maximize their return on investment. Generation Alpha’s customers include retail stores, distributors, ecommerce, and commercial growers. In 2018, the Company began the process of expanding into the “touch-the-plant” side of the cannabis business with a contract with an Arizona licensee and its ongoing build-out of a cultivation and processing facility in Phoenix, AZ. For more information, please visit our website, www.genalphainc.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect Generation Alpha’s current plans and expectations, as well as future results of operations and financial condition. Generation Alpha undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Investors Contact:

Hayden IR

917-658-7878

hart@haydenir.com